EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditors’ report dated January 24, 2018 on our audit related to the financial statements of Gab AI, Inc. as of December 31, 2016 and the related statements of operations, stockholders’ equity, and cash flows for the period from Inception (September 9, 2016) to December 31, 2016, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

March 30, 2018